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{COOPER INDUSTRIES LETTERHEAD}

                                                                    Exhibit 99.2



FOR IMMEDIATE RELEASE
_____________________
September 19, 1994

Contact:  Ellen H. Orsburn
          Director, Corporate Communications
          (713) 739-5423

COOPER ANNOUNCES CREATION OF AN "OFFICE OF THE CHAIRMAN"

HOUSTON, Sept. 19 -- Cooper Industries, Inc. (NYSE-CBE) announced today that it has created an "Office of the Chairman" that will consist of the company's Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President of Finance.

         "In view of the decision made yesterday by Cooper's Board of Directors to establish our petroleum and industrial equipment business as a new, publicly traded company, we are creating an Office of the Chairman," said Chairman and Chief Executive Officer Robert Cizik. "The purpose of this office is twofold. First, it will accommodate the activity required to create the new company. Second, it will facilitate the ongoing process of management succession, leading up to my planned retirement in April of 1996," he explained.

         In the new Office of the Chairman, Robert Cizik continues as Cooper's Chairman and Chief Executive Officer. Cizik will also direct the creation and successful launching of the new company. H. John Riley, Jr. continues as President and Chief Operating Officer. Riley will be responsible for all matters relating to Cooper's continuing operations. As Senior Vice President of Finance, Dewain K. Cross remains responsible for the financial affairs of Cooper Industries. In addition, Cross will oversee all financial matters relating to the formation of the new company, Cizik said.

         Cooper Industries, with 1993 revenues of $6.3 billion, is a diversified, worldwide manufacturer of electrical products, electrical power equipment, tools and hardware, automotive products, and petroleum and industrial equipment.
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